TRICO MARINE SERVICES, INC.

                                  EXHIBIT 12

                 STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                               TO FIXED CHARGES

                         (In thousands, except ratios)

                               TWO MONTHS                                                               SIX MONTHS
                                  ENDED                                                                   ENDED
                               December 31,            Year ended December 31,                           June 30,
                              -------------            -----------------------                         --------------
                                  1993            1994        1995(1)      1996         1997         1997        1998
                                  ----            ----        -------      ----         ----         ----        ----
Income (loss) before          $       846       $   486      $ (1,299)    $ 10,891     $ 35,299     $ 14,645    $ 21,568
   extraordinary item
Income tax expense (benefit)          564           226          (670)       5,814       18,982        7,885      10,314
                                ---------        ------       --------     -------      -------       ------     -------
Earnings from continuing
   operations before income
   taxes and extraordinary
   item                       $     1,410       $   712      $ (1,969)    $ 16,705     $ 54,281     $ 22,530    $ 31,882
                               ==========        ======       ========     =======      =======      =======     =======
Fixed charges
   Interest on long-term debt $       620       $ 3,767       $ 3,850      $ 2,282      $ 7,994      $ 1,514    $ 13,581
   Amortization of deferred
      financing costs                  60           344           381          197          372           35         855
                                ---------        ------        ------       ------       ------       ------      ------
      Total fixed charges     $       680       $ 4,111       $ 4,231      $ 2,479      $ 8,366      $ 1,549    $ 14,436
                                =========        ======        ======       ======       ======       ======     =======
Earnings from continuing
   operations before income
   taxes and fixed charges    $     2,090       $ 4,823       $ 2,262     $ 19,184     $ 62,647     $ 24,079    $ 46,318
                                =========        ======        ======      =======      =======      =======     =======
Ratio of earnings to fixed
  charges                             3.1           1.2           0.5          7.7          7.5         15.5         3.2
                                =========        ======        ======      =======      =======      =======     =======


(1) Earnings were insufficient to cover fixed charges, and fixed charges exceeded earnings by approximately $2.0 million.

                     STATEMENT OF COMPUTATION OF PRO FORMA
                      RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands except ratios)


                                                               YEAR ENDED              NINE MONTHS
                                                               DECEMBER 31,              ENDED
                                                                                       SEPTEMBER 30,
                                                                 1996                    1997
                                                                 ----                    ----
Income before extraordinary item                              $    5,066              $   37,388
Income tax expense (benefit)                                       3,506                  17,292
Earnings from continuing operations before income taxes and
  extraordinary item                                          $    8,572              $   54,680
                                                               =========               =========
Fixed charges
  Interest on long-term debt                                  $   19,162              $   19,967
  Amortization of deferred financing costs                           263                     144
                                                                --------               ---------
     Total fixed changes                                      $   19,425              $   20,111
                                                                --------               ---------
Earnings from continuing operations before income taxes and
  fixed charges                                               $   27,997              $   74,791
                                                               =========               =========
Ratio of earnings to fixed charges                                   1.4                     3.7

COR\80127.1